EXHIBIT 99.1

Sierra Monitor Corporation Announces Financial Results

for the Third Quarter Ended September 30, 2009

Receives Largest Ever Single Order for FieldServer Products

Valued at More Than $275,000

Milpitas, California – November 5, 2009 – Sierra Monitor Corporation (OTC: SRMC.OB), a cleantech focused company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the third quarter ended September 30, 2009.

Financial Highlights

•

Reports third quarter revenues of $3.3 million

•

Achieves 61% gross margin in the third quarter of 2009 compared to 57% in the third quarter of the prior year

•

Returns to profitability in the third quarter of 2009

•

Generated income from operations of $219,128 and net income of $131,477 in the third quarter of 2009

•

Generated year-to-date revenues of $9.5 million

•

Strong balance sheet with $1.8 million in cash and no bank borrowings

Third Quarter 2009 Business Highlights

•

Received largest ever single order for FieldServers, valued at more than $275,000. The order totals over 100 protocol gateways to be used at the $10 billion King Abdullah University of Science and Technology (KAUST), Saudi Arabia

•

Became an approved supplier of gas detection systems for the Oman Refineries and Petrochemical Company, Oman

•

Introduced a new integrated Webserver with built-in XML support for its FieldServer range of products.  Based on AJAX technology the web server can be used to display dynamic real time building automation data

•

Supplied FieldServer communications products for integration of power, generator and fuel metering into an Ethernet based building control system in a new Federal penitentiary

Third Quarter and Nine Months of 2009 Financial Results

Net sales for the quarter ended September 30, 2009 were $3,323,758, a decrease of 13.3% from $3,831,832 reported for the same period of 2008.  For the nine months ended September 30, 2009, net sales decreased 8.7% to $9,530,536, compared to $10,435,056 for the same period of 2008.

Sierra Monitor posted GAAP net income of $131,477, or $0.01 per share (basic and diluted), for the quarter ended September 30, 2009, compared to GAAP net income of $169,680, or $0.02 per share (basic) and $0.01 per share (diluted), for the same period of 2008.  Sierra Monitor posted GAAP net income of $88,466, or $0.01 per share (basic and diluted), for the nine months ended September 30, 2009, compared to GAAP net income of $369,948, or $0.03 per share (basic and diluted), for the same period of 2008.

Sierra Monitor posted non-GAAP net income of $260,097 or $0.02 per share (basic and diluted), for the quarter ended September 30, 2009, compared to non-GAAP net income of $242,155, or $0.02 per share (basic and diluted), for the same period of 2008.  Sierra Monitor posted non-GAAP net income of $398,518, or $0.03 per share (basic and diluted), for the nine months ended September 30, 2009, compared to non-GAAP net income of $635,112, or $0.06 per share (basic) and $0.05 per share (diluted), for the same period of  2008.

“In this quarter we increased our sales, improved our gross margins, lowered our inventories, lowered our accounts receivable and generated over a half million dollars of positive cash flow.  I am delighted with these results,” said Gordon Arnold, chairman and chief executive officer.  “Our successful international activities, including the high visibility KAUST project in Saudi Arabia, were instrumental in these results and enhance our future access to other international projects.”

Cash Position

Sierra Monitor had $1,764,026 in cash at September 30, 2009 with no bank borrowings.  Trade receivables at September 30, 2009 were $1,703,137.  The Company’s Days Sales Outstanding was 46 days during the quarter.

About Sierra Monitor Corporation

Sierra Monitor Corporation is a cleantech focused company that designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s hazardous gas detection systems can be found in a broad range of applications including US Navy ships, waste water treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.  The company’s unique protocol translator products enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  With almost 30 years experience, Sierra Monitor products can be found in more than 16,000 installations worldwide.

The company’s vision is to capitalize on the expanding worldwide demand for cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications while reducing demands on resources and energy consumption.

Safe Harbor Statement

This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, without limitation, statements relating to Sierra Monitor’s expected return to profitability in the third quarter and ability to take advantage of future opportunities. Forward-looking statements in this release are generally identified by words, such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” “guidance,” “projects” and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Sierra Monitor to differ materially from those indicated by such forward-looking statements, including, among others, the continuing impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on Sierra Monitor products and services; quarterly fluctuations in Sierra Monitor’s revenues or other operating results; periodic fluctuations in product mix resulting in significant variation of profit margins, risks related to the introduction of new products and market acceptance of such products; customization and deployment delays or errors associated with Sierra Monitor’s products; impact of long sales and implementation cycles for certain products; and competitors' release of competitive products and other actions. Further information on potential factors that could affect the financial results of Sierra Monitor are included in risks described in Sierra Monitor’s filings with the Securities and Exchange Commission, including, without limitation, Sierra Monitor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Sierra Monitor does not undertake any obligation to update forward-looking statements contained in this release.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

steve_polcyn@earthlink.net

TABLE A
SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Net sales	$3,323,758	$3,831,832	$9,530,536	$10,435,056
Cost of goods sold	1,289,377	1,659,692	3,895,118	4,326,116
Gross profit	2,034,381	2,172,140	5,635,418	6,108,940
Operating expenses
Research and development	516,794	485,446	1,500,472	1,452,992
Selling and marketing	825,279	880,050	2,526,805	2,516,384
General and administrative	473,180	522,600	1,460,697	1,499,854
	1,815,253	1,888,096	5,487,974	5,469,230
Income from operations	219,128	284,044	147,444	639,710

Income tax provision	87,651	114,364	58,978	269,762

Net income	$131,477	$169,680	$88,466	$369,948
Net income per share:
Basic	$0.01	$0.02	$0.01	$0.03
Diluted	$0.01	$0.01	$0.01	$0.03
Weighted-average number of shares used in per share computations:
Basic	11,438,212	11,423,212	11,432,656	11,291,199
Diluted	11,764,928	11,849,025	11,767,161	11,915,070

TABLE B
SIERRA MONITOR CORPORATION
Balance Sheet

Assets	September 30, 2009	December 31, 2008
	(unaudited)	(1)
Current assets:
Cash	$1,764,026	$1,338,647
Trade receivables, less allowance for doubtful accounts of
approximately $82,000 and $89,000 respectively	1,703,137	1,661,846
Inventories, net	1,852,116	1,968,006
Prepaid expenses	190,725	189,389
Income taxes deposit	79,550	48,295
Deferred income taxes	297,442	299,421
Total current assets	5,886,996	5,505,604

Property and equipment, net	275,190	380,987
Other assets	170,916	185,015

Total assets	$6,333,102	$6,071,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$569,881	$521,823
Accrued compensation expenses	369,139	385,306
Other current liabilities	102,424	98,332
Income taxes payable	60,730	6,272
Total current liabilities	1,102,174	1,011,733

Deferred tax liability	42,498	42,498
Total liabilities	1,144,672	1,054,231

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
11,438,212 and 11,428,212 shares issued and outstanding, respectively	11,438	11,428
Additional paid-in capital	3,568,543	3,485,964
Retained earnings	1,608,449	1,519,983
Total shareholders’ equity	5,188,430	5,017,375

Total liabilities and shareholders’ equity	$6,333,102	$6,071,606
(1) Derived from December 31, 2008 audited financial statements.

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated November 5, 2009 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe that non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts that the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons, we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

TABLE C
SIERRA MONITOR CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
GAAP Net Income	$131,477	$169,680	$88,466	$369,948
Depreciation and amortization	69,039	70,518	216,403	188,773
Provision for bad debt expense	9,731	(25,307)	23,081	(1,625)
Provision for inventory losses	-	-	(8,000)	-
Deferred income taxes	24,372	-	1,979	(2,558)
Stock based compensation expense	25,478	27,264	76,589	80,574
Total adjustments to GAAP net income	128,620	72,475	310,052	265,164
Non GAAP Net income	$260,097	$242,155	$398,518	$635,112
Non GAAP Net income per share:
Basic	$0.02	$0.02	$0.03	$0.06
Diluted	$0.02	$0.02	$0.03	$0.05
Weighted-average number of shares used in per share computations
Basic	11,438,212	11,423,212	11,432,656	11,291,199
Diluted	11,764,928	11,849,025	11,767,161	11,915,070